Exhibit 10.2
EXECUTION VERSION
INDEMNIFICATION AGREEMENT
THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made as of September 25, 2009 by and among SANUWAVE, Inc. (“SANUWAVE”), a Delaware corporation, Rub Music Enterprises, Inc., a Nevada corporation (“RME”) and David N. Nemelka (“Nemelka”), an individual resident of the State of Utah.
RECITALS
WHEREAS, SANUWAVE, RME, and RME Delaware Merger Sub, Inc., a Delaware Corporation (“Merger Sub”) entered into that certain Agreement and Plan of Merger, dated as of September 25, 2009 (the “Merger Agreement”) whereby Merger Sub will merge with and into SANUWAVE, with SANUWAVE as the surviving corporation (the “Merger”);
WHEREAS, Nemelka will directly benefit from the Merger; and
WHEREAS, the Merger Agreement requires, as one of the conditions to the obligation of SANUWAVE to close the transactions contemplated by the Merger Agreement, that Nemelka provide the indemnification detailed in this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Nemelka agrees to be legally bound as follows:
1.	Definitions.
a.	All capitalized terms not defined in this Agreement shall have the meanings given such terms in the Merger Agreement.
b.	“Contract Documents” means the Merger Agreement and any and all other documents comprising the entire documentation relating to, pertaining to or delivered in connection with, the Merger Agreement.
c.
“Loss” or “Losses” means any and all damages (including incidental, punitive, exemplary and consequential damages), fines, fees, penalties, deficiencies, diminution in value, losses and expenses (including the fees of attorneys and accountants) whether or not arising from a Third Party Claim.

2.
Survival. Notwithstanding the provisions of the Merger Agreement with respect to survival, or the merger clause set forth in the Merger Agreement, for purposes of this Agreement, all representations and warranties contained in Article III of the Merger Agreement and all covenants of RME and Merger Sub contained in the Merger Agreement shall survive the Closing.

3.
Indemnification by Nemelka. Subject to the other provisions of this Agreement, from and after the Closing, Nemelka shall indemnify, hold harmless and reimburse RME, SANUWAVE and its officers, directors, agents and representatives (each an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against and in respect of any and all Losses that may be imposed on, sustained, incurred or suffered by or assessed against each Indemnified Party, directly or indirectly, to the extent relating to or arising out of or in connection with:

(i) any breach of any of the representations or warranties contained in Article III of the Merger Agreement;
(ii) any failure by RME or Merger Sub to perform or comply with their covenants and agreements contained in the Merger Agreement;
(iii) any liability or obligation of RME existing as of the Closing Date, other than those liabilities and obligations set forth on Exhibit A; or
(iv) any Third Party Claim (defined below) asserted against any Indemnified Party related to the operation of RME’s business, the sale or transfer of RME’s securities (including repurchases and cancellations of securities effected immediately prior to the closing of the Merger) prior to the closing of the Merger.
4.
Timing of Delivery of Notice of Claim. Nemelka’s obligations under Paragraph 3 of this Agreement shall terminate at midnight on the first anniversary of the Closing Date except with respect to any Claim asserted pursuant to this Agreement by an Indemnified Party prior to such time and date, which shall survive until such Claim has been satisfied or otherwise finally resolved as provided in this Agreement.

5.
Limitation of Liability. The Indemnified Party’s maximum aggregate indemnification liability pursuant to Paragraph 3 shall be an amount equal to one hundred thousand dollars ($100,000) plus the net proceeds value of the RME stock held by Nemelka and his Affiliates or his family members at the time a payment is made hereunder, plus the amount of any proceeds Nemelka and his Affiliates or his family members have received from the sale of RME stock at any time after the date hereof until midnight on the first anniversary of the Closing Date.

6.
Notice of Claim. If the Indemnified Party shall become aware of any claim, proceeding or other matter (a “Claim”), that may give rise to a Loss that will be taken into account for purposes of calculating the amount of any indemnity obligation under this Agreement, the Indemnified Party shall promptly give notice thereof to Nemelka. Such notice shall specify whether the Claim arises as a result of a Claim by a third party against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise as a result of a Claim by a third party against the Indemnified Party (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If the Indemnified Party does not promptly give Notice of any Claim as specified above, such failure shall not affect the Indemnified Party’s right to indemnification hereunder for Losses in connection with such Claim, except and only to the extent Nemelka’s rights are prejudiced by such failure.

7.
Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, Nemelka shall have ninety (90) days to make such investigation of the Claim as he considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to Nemelka the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as Nemelka may reasonably request. If all parties agree at or prior to the expiration of such 90-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, Nemelka shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim. If the parties do not agree, such dispute shall be determined in accordance with Paragraph 19.

8.	Third Party Claims.
i. With respect to any Third Party Claims as to which the Indemnified Party intends to seek indemnity from Nemelka, Nemelka shall have the right, at his expense and at his election, to assume control of the negotiation, settlement and defense of the Claim through counsel of his choice; provided, however, that Nemelka shall have no right to assume control of the negotiation, settlement or defense of any Third Party Claim (i) insofar as such Third Party Claim would have a material adverse effect on the Indemnified Party if resolved adversely to the interests of the Indemnified Party, or seeks as a remedy against the Indemnified Person any injunctive or other equitable relief or criminal penalty, and (ii) unless Nemelka acknowledges in writing to the Indemnified Party his liability hereunder to indemnify, hold harmless and reimburse the Indemnified Party in accordance herewith for all Losses arising in connection with such Third Party Claim. The election of Nemelka to assume such control shall be made within thirty (30) days of receipt of notice of the Third Party Claim, failing which Nemelka shall be deemed to have elected not to assume such control. If Nemelka elects to assume such control, the Indemnified Party shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third Party Claim and to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party unless Nemelka consents to the retention of such counsel or unless the named parties to any action or proceeding include both Nemelka and the Indemnified Party and a representation of both Nemelka and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). If Nemelka, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable period of time, the Indemnified Party shall be entitled to assume such control, and Nemelka shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim.
ii. If Nemelka assumes control of the negotiation, settlement or defense of any Third Party Claim, Nemelka shall not settle any such Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld).
iii. The Indemnified Party and Nemelka shall cooperate fully with each other with respect to Third Party Claims and, regardless of which party has control thereof as provided for herein, shall keep each other reasonably advised with respect thereto.

9.
Effect of Investigation. The right to indemnification, payment of Losses of an Indemnified Party or for other remedies based on any representation, warranty, covenant or obligation of RME or Merger Sub contained in or made pursuant to the Merger Agreement shall not be affected by (i) any investigation conducted with respect to, or any knowledge acquired (or capable or being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation, or (ii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation.

10.
Notices. All notices, requests, demands, tenders or other communications required or permitted hereunder must be in writing and are deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail, return receipt requested, postage prepaid, (c) sent by Federal Express or other nationally recognized overnight courier service or overnight express U.S. Mail, postage prepaid, or (d) sent by facsimile or e-mail transmission, followed with an original sent in accordance with (a), (b) or (c) above, as follows:

If to “Nemelka”	If to “SANUWAVE” or “RME”

2662 Stonebury Loop Road	SANUWAVE, Inc.
Springville, Utah 84663	11680 Great Oaks Way, Suite 350
Fax: 801-489-7422	Alpharetta, Georgia 30022
Attn: Barry Jenkins
Fax: 866-641-1182

With copies to (which shall not constitute notice):	With copies to (which shall not constitute notice):

Cletha A. Walstrand, Esq.	John C. Ethridge, Jr., Esq.
Attorney at Law	Smith, Gambrell & Russell, LLP
1322 West Pachua Circle	Promenade II, Suite 3100
Ivans, Utah 84738	1230 Peachtree Street, N.E.
Atlanta, Georgia 30309-3592
Fax: 404-685-6934
Notices personally delivered or transmitted by facsimile (with confirmation of delivery) are deemed to have been given on the date so delivered or transmitted; provided, that if the confirmation of delivery sets forth a delivery time later than 5:00PM on any Business Day, then the facsimile will be deemed delivered on the succeeding Business Day. Notices mailed are deemed to have been given on the date three (3) Business Days after the date posted, and notices sent in accordance with (c) above are deemed to have been given on the next Business Day after delivery to the courier service or U.S. Mail (in time for next day delivery). The parties may change their address for receipt of Notices by delivery of a Notice of change of address in accordance with the terms of this Paragraph 10.

11.
Successors and Assigns. This Agreement shall be binding upon Nemelka and his heirs, successors, and assigns and shall inure to the benefit of each Indemnified Party and the heirs, successors and assigns of each respective Indemnified Party.

12.	Conflict. To the extent there is any conflict between the provisions of this Agreement and the Merger Agreement or the other Contract Documents, the terms of this Agreement shall control.
13.
No Waiver. No delay, forbearance or neglect by an Indemnified Party in the enforcement of any of the conditions of this Agreement or any of the Indemnified Parties rights or remedies hereunder shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or any consent required hereunder, shall be effective unless made in writing signed by or on behalf of the party to be charged with such waiver. No waiver shall be or be deemed to be a continuing waiver or waiver in respect of any subsequent condition, breach or default, either of a similar or different nature, unless expressly so stated in such writing by an Indemnified Party.

14.	Amendment. This Agreement may only be amended, changed or modified in a writing signed by Nemelka and SANUWAVE.
15.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the execution of this Agreement, facsimile or scanned and emailed manual signatures shall be fully effective for all purposes.

16.
Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

17.	Captions and Section Headings. Captions and section headings used herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
18.
Interpretation. Words in the singular number shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision unless otherwise stated.

19.	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of [Nevada] excluding its conflicts of laws provisions.
20.	Construction. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party drafting any instrument or causing any instrument to be drafted.
21.
Entire Agreement. This Agreement represents the entire agreement of the undersigned regarding the subject matter hereof, and supersedes all prior written or oral understandings or agreements between the parties.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

David N. Nemelka

SANUWAVE, Inc.

By:
Christopher M. Cashman
President and CEO

RME
By:
Cornelius Hofman President
Signature Page to the Indemnification Agreement

EXHIBIT A
Liabilities and Obligations
None.